Exhibit 99.1

Discover Announces Extension of Exchange Offer for

its 5.200% Senior Notes due 2022

RIVERWOODS, Ill., November 5, 2012 (BUSINESS WIRE) — Discover Financial Services (the “Company”) (NYSE: DFS) announced today that it will extend its offer to exchange $321,516,000 of its 5.200% Senior Notes due 2022, which have been registered under the Securities Act of 1933 (the “exchange notes”), for $321,516,000 of its 5.200% Senior Notes due 2022, which were issued on April 27, 2012 and May 8, 2012 in a private placement (the “original notes”). All other terms of the exchange offer, as described in the prospectus dated October 5, 2012, remain unchanged.

The exchange offer was scheduled to expire at 5:00 p.m., New York City time, on November 6, 2012. The exchange offer will now expire at 5:00 p.m., New York City time, on November 15, 2012, unless further extended by the Company. The Company has been advised by its exchange agent that as of November 2, 2012 at 5:30 p.m., New York City time, $167,434,000 in aggregate principal amount of the original notes had been validly tendered in exchange for an equal amount of exchange notes.

In light of the widespread and continuing impact of Hurricane Sandy, the exchange offer is being extended in order to provide holders of the original notes who have not yet tendered their notes additional time to do so.

This press release is not an offer to buy or sell or a solicitation of an offer to buy or sell any security. The exchange offer is being made solely by the prospectus and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law. A registration statement on Form S-4 relating to the exchange offer was declared effective by the Securities and Exchange Commission on October 5, 2012.

Contacts:

Investors:

William Franklin, 224-405-1902

williamfranklin@discover.com

Media:

Jon Drummond, 224-405-1888

jondrummond@discover.com